UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2006 (October 31, 2006)

TRANSACTION SYSTEMS ARCHITECTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 3350

New York, NY 10271

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (402) 334-5101

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 31, 2006, pursuant to the Share Purchase Agreement (the “Agreement”), dated May 11, 2006, among Transaction Systems Architects, Inc. (the “Company”), PREIPO Bating- und Beteiligungsgesellschaft mbH, a limited liability company organized and existing under the laws of the Federal Republic of Germany (“Preipo”); RP Vermögensverwaltung GmbH, a limited liability company organized and existing under the laws of the Federal Republic of Germany (“RP”, and together with Preipo, the “Main Sellers”); Mr. Christian Jaron, an individual; Mr. Johann Praschinger, an individual; and eps Electronic Payment Systems AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (“eps”), TSA completed the purchase of approximately 17% of common stock of eps (the “Second Share Transfer”). The Company paid approximately 4.8 million euros in cash to eps as consideration for the Second Share Transfer.

As previously reported, in accordance with the terms of the Agreement, an initial closing took place on May 31, 2006, pursuant to which the Company purchased the other approximately 83% of the eps shares. A copy of the Agreement was previously filed by the Company on a Form 8-K dated May 16, 2006. Under the terms of the Agreement, the Company agreed to purchase all of the outstanding shares of common stock of eps (“eps Shares”) held by the Main Sellers and all other holders of eps Shares for an aggregate purchase price of 28.2 million euros, 17.4 million euros of which is payable in cash, with the balance payable through the issuance of 330,827 shares of the Company’s common stock.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSACTION SYSTEMS ARCHITECTS, INC.

/s/ Dennis P. Byrnes
Dennis P. Byrnes
Senior Vice President

Date: November 6, 2006

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